Exhibit (a)(19)

                        SCUDDER INTERNATIONAL FUND, INC.

                              ARTICLES OF AMENDMENT
             CHANGING NAME OF CLASS PURSUANT TO SECTION 2-605(A)(2)

         Scudder International Fund, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the one hundred million (100,000,000) shares of authorized capital stock of the Corporation currently designated as the "Class R shares" class of "International Fund" series of the Corporation's capital stock is hereby changed to and redesignated as the "Class A shares" class of the "International Fund" series of the Corporation's capital stock.

         SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the class of capital stock redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

         THIRD: The amendment described above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

                         [signatures begin on next page]

         IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested by its Assistant Secretary on the 26th day of December, 2000; and its Vice President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all materials respects to the best of his knowledge, information and belief, and that this statement is made under the penalties of perjury.


ATTEST:                                       SCUDDER INTERNATIONAL FUND,
                                              INC.

By:
         ----------------------------         ----------------------------------
         Caroline Pearson                     John Millette,
         Assistant Secretary                  Vice President


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